Exhibit 99.1

MFA FINANCIAL, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

November 6, 2012		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfafinancial.com

MFA Financial, Inc.

Announces Third Quarter 2012 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 and other recent highlights:

•                  Third quarter net income per common share of $0.21 and Core Earnings (as defined below) per common share of $0.19.

•                  Book value per common share grew to $8.80 as of September 30, 2012, compared to $7.45 as of June 30, 2012, and $6.74 at December 31, 2011. This 18% increase in book value per share in the third quarter and the 30% increase in book value per share in the first nine months of 2012 are the result of MFA’s total return strategy of investing in both Agency and discounted Non-Agency MBS.

•                  On October 31, 2012, MFA paid its third quarter 2012 dividend of $0.21 per share of common stock to stockholders of record as of October 12, 2012.

For the third quarter ended September 30, 2012, MFA generated net income allocable to common stockholders of $75.7 million, or $0.21 per share of common stock.  Core Earnings for the third quarter were $68.9 million, or $0.19 per share of common stock.   “Core Earnings” is a Non-GAAP financial measure, which reflects net income excluding $4.3 million of gains on sale of MBS and a $2.5 million increase in the fair value of the securities underlying our Linked Transactions.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said, “MFA continues to provide stockholders with attractive returns through what we believe to be appropriately leveraged investments in both Agency and Non-Agency residential MBS.  At quarter-end our debt to equity ratio (including the liabilities underlying our Linked Transactions) was 3.2:1.  In this low interest rate environment, core earnings per share was $0.19 versus $0.20 in the second quarter.  Our Agency portfolio had an average amortized cost basis of 103.2% of par as of September 30, 2012, and generated a 2.66% yield in the third quarter.  Our Non-Agency portfolio had an average amortized cost of 72.6% of par as of September 30, 2012, and generated a loss-adjusted yield of 6.65% in the third quarter (Non-Agency average cost and loss-adjusted yield are adjusted for the impact of MBS Linked Transactions).”

“We believe MFA, an internally managed REIT, continues to be a very efficient vehicle for delivering the benefits of residential MBS investment to stockholders.  For the three months ended September 30, 2012, MFA’s cost for compensation and benefits and other general and administrative expenses were $8.7 million or an annualized 1.06% of stockholders’ equity as of September 30, 2012.”

William Gorin, MFA’s President, added, “The Fed continues to combat deflationary pressures through its monetary policy. Given rising multifamily rents, limited housing construction, capital flows into rent-to-own (REO) foreclosure purchases and demographic-driven U.S. household formation, there have been increasing signs of home price stabilization. However, we continue to appropriately factor in the uncertainty regarding housing fundamentals into our cash flow projection and credit reserve analysis.  Our Non-Agency MBS loss adjusted yield of 6.65% is based on projected defaults that are approximately twice the amount of underlying mortgage loans that are presently 60+ days delinquent. MFA’s Non-Agency MBS prices increased, on average, approximately 6.5 points in the third quarter. We believe this reflects the impact of a shrinking universe of seasoned Non-Agency MBS and improvement in fundamental assumptions as investors assign lower probabilities to the more pessimistic housing scenarios.”

MFA’s $5.246 billion fair market value of Non-Agency MBS had a face amount of $6.512 billion, an amortized cost of $4.736 billion and a net purchase discount of $1.776 billion (all amounts adjusted for the impact of MBS Linked Transactions) at September 30, 2012.  This discount consists of a $1.466 billion credit reserve and other-than-temporary impairments and a $309.6 million net accretable discount. In the third quarter, the net transfer to accretable discount from credit reserve was $54.1 million. This amount will be realized in income over the life of the underlying assets. At September 30, 2012, MFA’s Non-Agency MBS had 3.5% average structured credit enhancement in the form of subordination (subordinated bonds which absorb losses before MFA’s Non-Agency MBS are impacted).

In the third quarter, the Fed announced that it intends to keep the target range for the Federal Funds rate at 0 to ¼ percent and anticipates that exceptionally low levels are likely to be warranted at least through mid-2015. The Fed also announced that it will increase its holdings of Agency MBS by $40 billion per month until the labor market improves. It is also continuing its policy of reinvesting principal payments from existing Agency MBS holdings, bringing total monthly purchases near $85 billion. These actions have put downward pressure on Agency MBS yields.

Prepayments for MFA’s MBS portfolio did trend up in the third quarter. Unlike MFA’s Agency MBS, due to their discounted purchase prices, the return on Non-Agency MBS is generally positively impacted if prepayment rates increase.  The following table presents the weighted average prepayment speed on MFA’s MBS portfolio (including MBS underlying Linked Transactions).

Table 1

	Third Quarter 2012 Average CPR	Second Quarter 2012 Average CPR
MBS Portfolio	19.06%	18.17%
Agency MBS	21.62%	20.39%
Non-Agency MBS	15.41%	14.86%

As of September 30, 2012, under its swap agreements, MFA has a weighted average fixed pay rate of interest of 2.64% and a floating receive rate of 0.25% on notional balances totaling $2.761 billion, with an average maturity of 16 months.  In the fourth quarter, $341.2 million notional amount of existing swaps with a weighted average fixed pay rate of 4.43% is scheduled to expire.

The following table presents MFA’s asset allocation as of September 30, 2012 and the third quarter 2012 yield on average interest earning assets, average MBS cost of funds, cost of Senior Notes and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION (1)

At September 30, 2012	Agency MBS	Non-Agency MBS (2)	MBS Portfolio	Cash (3)	Other, net (4)	Total
($ in Thousands)
Amortized Cost	$7,218,952	$4,735,911	$11,954,863	$457,455	$(18,758)	$12,393,560
Market Value	$7,476,848	$5,246,033	$12,722,881	$457,455	$(18,758)	$13,161,578
Less Payable for Unsettled Purchases	(126,035)	—	(126,035)	—	—	(126,035)
Less Repurchase Agreements	(6,460,037)	(1,905,598)	(8,365,635)	—	—	(8,365,635)
Less Multi-year Collateralized Financing Arrangements (5)	—	(503,114)	(503,114)	—	—	(503,114)
Less Securitized Debt	—	(749,471)	(749,471)	—	—	(749,471)
Less Senior Notes	—	—	—	—	(100,000)	(100,000)
Equity Allocated	$890,776	$2,087,850	$2,978,626	$457,455	$(118,758)	$3,317,323
Less Swaps at Market Value	—	—	—	—	(78,169)	(78,169)
Net Equity Allocated	$890,776	$2,087,850	$2,978,626	$457,455	$(196,927)	$3,239,154

Debt/Net Equity Ratio (6)	7.39	x	1.51	x	3.27	x	3.20	x
For the Quarter Ended September 30, 2012
Yield on Average Interest Earning Assets	2.66%	6.65%	4.26%	0.04%	—	4.12%
Less Average MBS Cost of Funds (7)	(1.53)	(2.40)	(1.82)	—	—	(1.82)
Less Cost of Senior Notes (8)	—	—	—	—	(8.03)%	(8.03)
Net Interest Rate Spread	1.13%	4.25%	2.44%	0.04%	(8.03)%	2.23%

(1)         Information presented with respect to Non-Agency MBS, related repurchase agreement borrowings and resulting totals are presented on a non-GAAP basis.  See the accompanying Reconciliation of non-GAAP Financial Measures.

(2)         Includes Non-Agency MBS and repurchase agreements underlying Linked Transactions.  The purchase of a Non-Agency MBS and repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a “linked transaction.”  The two components of a linked transaction (MBS purchase and associated borrowings under a repurchase agreement) are evaluated on a combined basis and are presented net as “Linked Transactions” on MFA’s consolidated balance sheet.

(3)         Includes cash, cash equivalents and restricted cash.

(4)         Includes securities obtained and pledged as collateral, interest receivable, goodwill, prepaid and other assets, obligation to return securities obtained as collateral of $509.7 million, Senior Notes, interest payable, derivative hedging instruments at fair value, dividends payable and accrued expenses and other liabilities.

(5)         Multi-year collateralized financing arrangements are viewed by management as having an effective term of 3.3 years, but for GAAP reporting purposes are disclosed within repurchase agreements and as having a contractual term of over 30 days to 90 days.

(6)         Represents the sum of borrowings under repurchase agreements, multi-year collateralized financing arrangements, payable for unsettled purchases, obligation to return securities obtained as collateral of $509.7 million, securitized debt and Senior Notes as a multiple of net equity allocated.

(7)         Includes effect of swaps.

(8)         Includes amortization of Senior Notes issuance costs.

At September 30, 2012, MFA’s $12.723 billion of Agency and Non-Agency MBS, which includes MBS underlying Linked Transactions, were backed by Hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Non-Agency MBS			Total
($ in thousands)	Market	Avg	Avg	Market	Avg	Avg	Market	Avg	Avg
Time to Reset	Value	MTR (1)	CPR (2)	Value	MTR (1)	CPR (2)	Value	MTR (1)	CPR (2)
< 2 years (3)	$1,621,052	7	20.56%	$2,955,601	5	14.30%	$4,576,653	6	16.58%
2-5 years	2,414,580	38	30.43	664,114	47	18.67	3,078,694	40	27.96
> 5 years	1,279,614	75	16.17	—	—	—	1,279,614	75	16.17
ARM-MBS Total	$5,315,246	37	24.03%	$3,619,715	13	15.12%	$8,934,961	28	20.52%

15-year fixed	$2,161,602		14.41%	$12,165		27.99%	$2,173,767		14.51%
30-year fixed	—		—	1,607,696		15.98	1,607,696		15.98
40-year fixed	—		—	6,457		13.33	6,457		13.33
Fixed-Rate Total	$2,161,602		14.41%	$1,626,318		16.07%	$3,787,920		15.18%
MBS Total	$7,476,848		21.62%	$5,246,033		15.41%	$12,722,881		19.06%

(1) MTR or Months To Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps. The MTR does not reflect scheduled amortization or prepayments.

(2) Average CPR weighted by positions as of the beginning of each month in the quarter.

(3) Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

MFA plans to hold a conference call on Tuesday, November 6, 2012, at 10:00 a.m. (Eastern Time) to discuss its third quarter 2012 financial results.  The number to dial in order to listen to the conference call is (866) 269-9608 in the U.S. and Canada.  International callers must dial is (612) 332-0718. A replay of the call will be available through Wednesday, February 6, 2013, and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code 270066.  Live audio of the conference call will also be accessible over the internet at http://www.mfafinancial.com through the appropriate link on MFA’s Investor Information page. To listen to the call over the internet, go to the website at least 15 minutes before the call to register and to download and install any needed audio software.  An audio replay of the call will also be available on MFA’s website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowing; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In Thousands, Except Per Share Amounts)	2012	2011
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”):
Agency MBS, at fair value ($6,902,954 and $6,666,963 pledged as collateral, respectively)	$7,476,848	$7,137,531
Non-Agency MBS, at fair value ($1,489,463 and $692,534 pledged as collateral, respectively)	2,541,846	1,492,376
Non-Agency MBS transferred to consolidated variable interest entities (“VIEs”)	2,655,129	2,283,070
Securities obtained and pledged as collateral, at fair value	509,704	306,401
Cash and cash equivalents	450,442	394,022
Restricted cash	7,013	15,502
MBS linked transactions, net (“Linked Transactions”), at fair value	12,767	55,801
Interest receivable	44,980	42,837
Derivative hedging instruments, at fair value	—	26
Goodwill	7,189	7,189
Prepaid and other assets	29,251	15,879
Total Assets	$13,735,169	$11,750,634

Liabilities:
Repurchase agreements	$8,832,326	$7,813,159
Securitized debt	749,471	875,520
Obligation to return securities obtained as collateral, at fair value	509,704	306,401
8% Senior Notes due 2042 (“Senior Notes”)	100,000	—
Accrued interest payable	14,117	9,112
Derivative hedging instruments, at fair value	78,169	114,220
Dividends and dividend equivalents rights (“DERs”) payable	76,051	97,525
Payable for unsettled purchases	126,035	27,056
Accrued expenses and other liabilities	10,142	9,881
Total Liabilities	$10,496,015	$9,252,874

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding ($96,000 aggregate liquidation preference)	$38	$38
Common stock, $.01 par value; 895,000 shares authorized; 357,013 and 356,112 issued and outstanding, respectively	3,570	3,561
Additional paid-in capital, in excess of par	2,804,688	2,795,925
Accumulated deficit	(255,591)	(243,061)
Accumulated other comprehensive income/(loss)	686,449	(58,703)
Total Stockholders’ Equity	$3,239,154	$2,497,760
Total Liabilities and Stockholders’ Equity	$13,735,169	$11,750,634

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In Thousands, Except Per Share Amounts)	2012	2011	2012	2011
	(Unaudited)
Interest Income:
Agency MBS	$47,198	$59,957	$150,048	$186,114
Non-Agency MBS	37,087	24,379	95,555	76,098
Non-Agency MBS transferred to consolidated VIEs	40,812	46,405	128,502	110,435
Cash and cash equivalent investments	38	25	84	106
Interest Income	125,135	130,766	374,189	372,753

Interest Expense:
Repurchase agreements	39,317	34,924	111,639	102,513
Securitized debt	4,477	3,828	13,186	8,087
Senior Notes	2,007	—	3,791	—
Interest Expense	45,801	38,752	128,616	110,600

Net Interest Income	79,334	92,014	245,573	262,153

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	—	(14,913)	(879)	(15,550)
Portion of loss recognized in/(reclassified from) other comprehensive income	—	10,922	(321)	9,167
Net Impairment Losses Recognized in Earnings	—	(3,991)	(1,200)	(6,383)

Other Income, net:
Unrealized net gains and net interest income from Linked Transactions	3,177	733	11,444	9,970
Gains on sales of MBS	4,279	4,196	7,232	4,196
Revenue from operations of real estate held-for-sale	—	390	—	1,146
Other, net	1	(898)	2	(886)
Other Income, net	7,457	4,421	18,678	14,426

Operating and Other Expense:
Compensation and benefits	5,984	5,477	16,752	15,591
Other general and administrative expense	2,666	3,031	8,679	7,981
Real estate held-for-sale operating expense	—	237	—	774
Operating and Other Expense	8,650	8,745	25,431	24,346

Net Income	78,141	83,699	237,620	245,850
Less: Preferred Stock Dividends	2,040	2,040	6,120	6,120
Net Income Available to Common Stock and Participating Securities	$76,101	$81,659	$231,500	$239,730

Earnings per Common Share - Basic and Diluted	$0.21	$0.23	$0.65	$0.71

Dividends Declared per Share of Common Stock	$0.21	$0.25	$0.68	$0.74

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to MFA’s Core Earnings, Core Earnings per common share, investments in Non-Agency MBS, and returns on such assets for the three months ended September 30, 2012, which constitute non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  MFA’s management believes that these non-GAAP financial measures presented in this press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results and balance sheet composition.  An analysis of any non-GAAP financial measures should be made in conjunction with results presented in accordance with GAAP.

Core Earnings and Core Earnings per common share for the three months ended September 30, 2012, are not measures of performance in accordance with GAAP, as they exclude gains on the sale of MBS and changes in fair value of MBS underlying our Linked Transactions.

MFA believes that Core Earnings and Core Earnings per share provides investors with a useful measure to assess the performance of the Company’s ongoing business and useful supplemental information to both management and investors in evaluating our financial results.  A reconciliation of the GAAP items discussed above to their non-GAAP measures for the three months ended September 30, 2012, are as follows:

Table 4

	Three Months Ended
	September 30, 2012
(In Thousands, Except Per Share Amounts)	Reconciliation	Basic and Diluted EPS
GAAP Net Income Available to Common Stock and Participating Securities	$76,101	—
Less: Dividends and Dividend Equivalent Rights on Participating Securities	(360)	—
GAAP Net Income Allocable to Common Stockholders	$75,741	$0.21
Non-GAAP Adjustments:
Net Unrealized Gains on Linked Transactions	$(2,533)	—
Gains on Sales of MBS	(4,279)
Total Adjustments to Arrive at Core Earnings	$(6,812)	$(0.02)
Core Earnings	$68,929	$0.19
Weighted Average Common Shares Outstanding - Basic and Diluted	356,921

As noted above, certain Non-Agency MBS purchases are presented as a component of Linked Transactions in MFA’s GAAP financial statements for the three months ended September 30, 2012.  In assessing the performance of the Non-Agency MBS portfolio, MFA’s management does not view these transactions as linked, but rather views the performance of the linked Non-Agency MBS and the related repurchase agreement borrowings as it would any other Non-Agency MBS that is not part of a linked transaction.  Consequently, MFA considers that these non-GAAP financial measures assist investors in analyzing the performance of MFA’s Non-Agency MBS in the same way that MFA’s management assesses such assets.  However, as noted above, these non-GAAP financial measures do not take into account the effect of the changes in fair value of MBS underlying Linked Transactions, and gains on sales of MBS, which are reflected in GAAP earnings.

Information pertaining to MFA’s Non-Agency MBS that are a component of Linked Transactions are reconciled below as of and for the three months ended September 30, 2012, with the most directly comparable financial measure calculated in accordance with GAAP, as follows:

Table 5

			Adjustments to Include
			Assets/Liabilities of
	GAAP Based		Underlying Linked		Non-GAAP
(Dollars in Thousands)	Information		Transactions		Presentation
At September 30, 2012:
Repurchase Agreement Borrowings	$8,832,326		$36,423	(1)	$8,868,749
Securitized Debt	749,471		—		749,471
Obligation to Return Securities Obtained as Collateral	509,704		—		509,704
Senior Notes	100,000		—		100,000
Payable for Unsettled MBS Purchases	126,035		—		126,035
Total Borrowings (Debt)	$10,317,536		$36,423	(1)	$10,353,959
Stockholders’ Equity	$3,239,154		$—		$3,239,154
Debt-to-Equity (Debt/Stockholders’ Equity)	3.2	x	—		3.2	x

For the Three Months Ended September 30, 2012:
Average Interest Earning Assets	$12,185,427		$51,173	(2)	$12,236,600
Interest Income	$125,135		$812		$125,947
Yield on Average Interest Earning Assets	4.11%		6.34%		4.12%

Average Total Borrowings	$9,660,381		$40,373	(1)	$9,700,754
Interest Expense	$45,801		$168		$45,969
Average Cost of Funds	1.89%		1.66%		1.89%
Net Interest Rate Spread	2.22%		4.68%		2.23%

(1)  Represents borrowings under repurchase agreements underlying Linked Transactions.

(2)  Represents Non-Agency MBS underlying Linked Transactions.

The table below reconciles MFA’s Non-Agency MBS and related repurchase agreement borrowings and securitized debt on a GAAP basis to reflect on a combined basis its Non-Agency MBS and related repurchase agreements underlying its Linked Transactions, which is a non-GAAP financial measure.  Based on this non-GAAP presentation, MFA has also presented certain resulting performance measures (reflected in the table below) on a Non-GAAP basis.

Table 6

			Adjustments to Include
			Assets/Liabilities
	GAAP Based		Underlying Linked	Non-GAAP
(Dollars in Thousands)	Information (1)		Transactions (2)	Presentation
At September 30, 2012:
Amortized Cost of Non-Agency MBS	$4,690,253		$45,658	$4,735,911
Fair Value of Non-Agency MBS	$5,196,975		$49,058	$5,246,033
Face/Par Value of Non-Agency MBS	$6,457,071		$54,690	$6,511,761

Purchase (Discount) Designated as Credit Reserve and OTTI	$(1,459,651	)(3)	$(6,646)	$(1,466,297	)(4)
Net Purchase (Discount) Designated as Accretable	(307,167)		(2,386)	(309,553)
Total Purchase (Discount) on Non-Agency MBS	$(1,766,818	)(3)	$(9,032)	$(1,775,850	)(4)
Non-Agency Repurchase Agreements and Securitized Debt	$3,121,760		$36,423	$3,158,183

For the Three Months Ended September 30, 2012:
Non-Agency MBS Average Amortized Cost	$4,685,068		$51,173	$4,736,241
Non-Agency Average Total Borrowings	$3,161,971		$40,373	$3,202,344

Coupon Interest on Non-Agency MBS	$69,139		$640	$69,779

Effective Yield Adjustment (5)	8,760		172	8,932
Interest Income on Non-Agency MBS	$77,899		$812	$78,711

Interest Expense on Non-Agency Total Borrowings	$19,143		$168	$19,311

Yield on Average Interest Earning Non-Agency MBS	6.65%		6.34%	6.65%
Non-Agency Average Cost of Funds	2.41		1.66	2.40
Non-Agency Interest Rate Spread	4.24%		4.68%	4.25%

(1)  Includes Non-Agency MBS transferred to consolidated VIEs.

(2)  Adjustment to reflect Non-Agency MBS underlying Linked Transactions and borrowings under repurchase agreements underlying Linked Transactions.

(3)  Amounts disclosed reflect purchase discount designated as credit reserve of $1.409 billion and OTTI of $50.3 million.

(4)  Amounts disclosed reflect purchase discount designated as credit reserve of $1.416 billion and OTTI of $50.3 million.

(5)  The effective yield adjustment on Non-Agency MBS is the difference between net income calculated using the net yield on average interest earning Non-Agency MBS, which is based on management’s estimates of future cash flows for Non-Agency MBS, less the current coupon yield.